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                                EXHIBIT 99.6




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[LETTERHEAD]

                                   May 28, 1997


Board of Directors
Landmark Community Bank
26 Church Street
Canajoharie, New York 13317

RE: Conversion Advisory Services

Gentlemen:

   This letter sets forth the terms of the proposed engagement between Trident Financial Corporation ("TFC") and Landmark Community Bank, Canajoharie, New York, (the "Bank") concerning our conversion advisory services in connection with the mutual to stock conversion of the Bank and the issuance of shares of stock in a newly formed holding company in a subscription and community offering.

   Trident is prepared to act as consultant and advisor in connection with the offering of shares of common stock of the Bank during the subscription and community offering as such terms are defined in the Bank's plan of conversion. In acting as an advisor to the Bank, TFC's activities will include training the officers and employees of the Bank with respect to recordkeeping and solicitation of offers to purchase and, generally, advising the directors and officers as to the mechanics of the community offering process.

   For its services hereunder, TFC will receive the following compensation and reimbursement from the Bank:

        1. A fee in the amount of $20,000 payable $5,000 upon the signing of this agreement, $15,000 upon the completion of the conversion.

        2. Out-of-pocket expenses, not to exceed $5,000 RLB without prior permission from the Bank, which will be billed at the completion of the conversion.

        3. In the event the conversion of the Bank is terminated, for any reason, prior to completion, or is delayed for more than six
            (6) months from the date of this letter, TFC may, in addition to reimbursement of its out-of-pocket expenses described in paragraph 2 above (including legal fees, if any), be entitled to receive a portion or all of the fee set forth in Paragraph (1) above. The actual amount of such fee, if any, will be directly related to the efforts expended by TFC on behalf of the Bank up to the point the conversion is terminated or delayed and shall not exceed $20,000.

   Any amounts advanced to TFC to which it is not entitled pursuant to the preceding paragraph shall, after reimbursement of all of TFC's out-of-pocket expenses, be returned by TFC to the Bank.


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Board of Directors
May 28, 1997
Page 2

   The Bank hereby agrees to the full extent permitted by law to indemnify and hold harmless TFC, its agents, servants, employees and affiliates who act for or on behalf of TFC in connection with the services called for under this agreement from and against any and all loss, liability, claim, damage and expense whatsoever and will further promptly reimburse such persons for any legal or other expenses reasonably incurred by each or any of them in investigating, preparing to defend or defending against any such action, proceeding or claim (whether commenced or threatened) arising out of or based upon any untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact required to be stated or necessary to make not misleading any statements contained in the offering circular or any other document or communication utilized by the Bank in connection with the stock sale, and of which TFC had no knowledge, or otherwise arising out of or based upon any violation of federal or state securities laws by the Bank provided such violation is not the result of TFC's failure to be properly licensed. The foregoing indemnification shall remain in full force and effect, regardless of any termination or cancellation of this agreement and will survive the conversion of the Bank. Any successor or assign of TFC, its agents, officers, employees and affiliates, or their legal representatives, shall be entitled to the benefit of the foregoing indemnification.

   This letter sets forth the entire agreement among the parties hereto and may not be amended, modified or terminated orally, but only by a written instrument signed by the party against whom enforcement of such amendment, modification or termination is sought. The agreement evidenced hereby shall be binding upon, inure to the benefit of and be enforceable by, the respective successors and assigns of the parties.

   Please acknowledge your agreement to the foregoing by signing below and returning to TFC one copy of this letter, along with the advance payment of $5,000 described above. This proposal is valid for a period of thirty (30) days from the date hereof.

                                       Yours very truly,

                                       TRIDENT FINANCIAL CORPORATION


                                       By:  -----------------------
                                            R. Lee Burrows, Jr.
                                            Managing Director

Accepted and agreed to this

--------day of ---------, 1997

LANDMARK COMMUNITY BANK

------------------------
Gordon Coleman
Executive Vice President

RLB:cs